AGREEMENT AND PLAN OF MERGER



                                  By and Among

                          Nichols Research Corporation,

                          WAL Acquisition Company, Inc.

                                       and

                             Welkin Associates, Ltd.



                              Dated: June 26, 1998

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of June 26, 1998, by and among NICHOLS RESEARCH CORPORATION, a Delaware corporation ("Nichols"), WAL ACQUISITION COMPANY, INC., a Virginia corporation and a subsidiary of Nichols ("Merger Sub"), and WELKIN ASSOCIATES, LTD., a Virginia corporation ("Welkin").

                                 R E C I T A L S

         Welkin is engaged in providing engineering and management services to national intelligence organizations with emphasis on systems engineering, processing and analysis, mission utility assessment, systems acquisition, and tactical operations and support (the 'Welkin Business'). This Agreement provides for the acquisition of Welkin by Nichols pursuant to the merger of Merger Sub into and with Welkin. At the effective time of such merger, the outstanding shares of the common stock of Welkin shall be converted into the right to receive shares of the common stock of Nichols (except as provided in Section 1.6 of this Agreement). As a result, shareholders of Welkin shall become shareholders of Nichols. The Board of Directors of Nichols, Merger Sub, and Welkin have adopted resolutions approving this Agreement and the consummation of the transactions contemplated hereby. The transactions described in this Agreement are subject to the approval of the shareholders of Welkin and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests.

                         AGREEMENT AND PLAN

         NOW, THEREFORE, in consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and Plan and prescribe the terms and conditions hereof and the manner and basis of carrying the merger into effect, which shall be as follows:

                                    ARTICLE I
                                   THE MERGER

         Section 1.1 The Merger. Upon performance of all covenants and obligations of the parties contained herein and upon fulfillment or waiver of all conditions to the obligations of the parties contained herein, on the Merger Date, as hereinafter defined, and pursuant to the Virginia Stock Corporation Act (the "VSCA"), Merger Sub will be merged with and into Welkin (the "Merger"), which will be the surviving corporation, and as a result thereof shall become a wholly-owned subsidiary of Nichols. The purposes of the surviving corporation shall be those stated in the Articles of Incorporation of Welkin. As soon as practicable after the terms and conditions of this Agreement have been satisfied, Articles and Plan of Merger, substantially in the form attached as Exhibit "A" hereto, properly completed and executed in accordance with the VSCA (the "Articles of Merger"), will be filed with the State Corporation Commission of Commonwealth of Virginia. The merger shall become effective at the time and on the date the filing of the Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia shall have been completed. The date and time when the merger becomes effective is referred to in this Agreement as the 'Merger Date.'

         Section 1.2 Conversion of Shares. Upon consummation of the Merger and without any action on the part of Nichols, Merger Sub, Welkin or the shareholders thereof, each share of Welkin's common stock, $1.00 par value ("Welkin Stock"), outstanding immediately prior to the Merger, except shares held by shareholders who have properly exercised their dissenters' rights under Sections 13.1-729 through 13.1-741 of the VSCA ("Dissenting Shares") or shares then owned by Nichols or by a Nichols' subsidiary, shall be converted into the right to receive that number of shares of Nichols' common stock, $0.01 par value ("Nichols Stock") determined in accordance with the formula set forth on
Schedule 1.2, Conversion of Shares, hereto (the "Conversion Ratio"). The outstanding shares of Merger Sub immediately prior to the Merger shall, upon consummation of the Merger, be converted into an equal number of shares of Welkin Stock, and shall thereafter constitute the outstanding capital stock of the surviving corporation. The authorized capital stock of Welkin as set forth in its Articles of Incorporation shall continue to be the authorized capital stock for the surviving corporation.

         Section 1.3       Stock Options.

                  (a) At the Merger Date, each option to purchase shares of Welkin Stock pursuant to stock options ("Welkin Options") granted by Welkin under the Incentive Stock Option Plan of 1988 of Welkin Associates, Ltd. (the 'Welkin Stock Option Plan'), which are outstanding at the Merger Date, whether or not exercisable, shall be converted into and become rights with respect to Nichols Stock, and Nichols shall assume each Welkin Option in accordance with the terms of the Welkin Stock Option Plan and stock option or other agreement by which it is evidenced, except that from and after the Merger Date, (i) Nichols and its stock option committee shall be substituted for Welkin and Welkin's Board of Directors administering such Welkin Stock Option Plan, (ii) each Welkin Option assumed by Nichols may be exercised solely for shares of Nichols Stock,
(iii) the number of shares of Nichols Stock subject to such Welkin Options shall be equal to the number of shares of Welkin Stock subject to such Welkin Options immediately prior to the Merger Date multiplied by the Conversion Ratio, and
(iv) the per share exercise price under each such Welkin Option shall be adjusted by dividing the per share exercise price under each such Welkin Option by the Conversion Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Nichols shall not be obligated to issue any fraction of a share of Nichols Stock upon exercise of Welkin Options and any fraction of a share of Nichols Stock that otherwise would be subject to a converted Welkin Option shall represent the right to receive a cash payment upon exercise of such converted Welkin Option equal to the product of such fraction and the difference between the market value of one share of Nichols Stock at the time of exercise of such Welkin Option and the per share exercise price of such Welkin Option. The market value of one share of Nichols Stock at the time of exercise of a Welkin Option shall be the Weighted Average Share Price of Nichols Stock as set forth on Schedule 1.3(a), Weighted Average Share Price, hereto. Nichols and Welkin agree to take all necessary steps to effectuate the foregoing provisions of this Section.

                  (b) As soon as practicable after the Merger Date and in any event no later than thirty (30) days after the Merger Date, Nichols shall deliver to the participants of the Welkin Stock Option Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to the Welkin Stock Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 1.3(a) after giving effect to the Merger). Within fifteen (15) days after the Merger Date, Nichols shall file a registration statement on Form S-8 (the "S-8 Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Nichols Stock subject to such options. Nichols shall use its best efforts to maintain the effectiveness of the S-8 Registration Statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. The S-8 Registration Statement and all amendments and supplements thereto will conform in all respects with the requirements of the Securities Act and all rules and regulations thereunder.

                  (c) All contractual restrictions or limitations on transfer with respect to Welkin Stock awarded under the Welkin Stock Option Plan to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, shall remain in full force and effect with respect to shares of Nichols Stock into which such restricted stock is converted pursuant to Section 1.3(a) of this Agreement.

         Section 1.4 No Fractional Shares. Only whole shares of Nichols Stock shall be issued in the Merger. In lieu of fractional shares, each holder of Welkin Stock who otherwise would be entitled to a fractional share of Nichols Stock shall, upon surrender of such holder's stock certificate, be entitled to receive a cash payment (without interest) equal to the product of such fractional share and the value per share of Nichols Stock as determined above in
Section 1.2.

         Section 1.5 Exchange of Certificates; Deposits. On the Merger Date, Welkin shall deliver to Nichols a list of the names, addresses, and Social Security numbers of the Welkin shareholders (the "Welkin Shareholders"), and the number of shares of Welkin Stock owned by each Welkin Shareholder. Except as set forth above, from and after the Merger Date, each holder of a certificate which prior thereto represented shares of Welkin Stock shall be entitled to receive in exchange therefor, upon surrender thereof to Nichols, a certificate or certificates representing the number of whole shares of Nichols Stock into which the Welkin Stock shall have been converted, and, in respect of any fractional share, a cash payment in accordance with Section 1.4 above, except that 10% of the Nichols Stock to which each Welkin Shareholder is entitled to receive (the "Escrow Shares") shall be evidenced by a separate Nichols Stock certificate in the name of the SouthTrust Bank (the "Escrow Agent") as Escrow Agent, and at the Merger Date shall be deposited with the Escrow Agent to hold pursuant to the terms and conditions of the Escrow Agreement attached hereto as Exhibit "B" (the "Escrow Agreement"). For purposes of determining the number of shares of Nichols Stock to be deposited with the Escrow Agent and Carl W. Monk, Jr., on behalf of each Welkin Shareholder, a fractional share shall be rounded down to the nearest whole number of shares. Until so surrendered to Nichols, each certificate formerly representing shares of Welkin Stock, except Dissenting Shares, shall be deemed for all corporate purposes to evidence only the right to receive the number of shares of Nichols Stock and/or the cash payment determined in accordance with Sections 1.2 and 1.4. All shares of Nichols Stock to be delivered hereunder shall be delivered to the Representative (as defined below) for further distribution to the Welkin Shareholders in accordance with the Shareholders' Letter Agreement.

         Section 1.6       Dissenting Shares.

                  (a) Notwithstanding anything to the contrary contained herein, Dissenting Shares shall not be converted into or be exchangeable for the right to receive shares of Nichols Stock and cash in lieu of fractional shares, unless and until the holder thereof shall have effectively withdrawn or lost his right to dissent from the Merger.

                  (b) Welkin shall give Nichols (i) prompt notice of any written objection, notice, withdrawal of objections or notices, and any other instrument served pursuant to Sections 13.1-729 or 13.1-741 of the VSCA and received by Welkin, and (ii) the opportunity to direct all negotiations and proceedings with respect to holders of Dissenting Shares. Welkin shall not voluntarily make any payment with respect to any demands for payment for shares under any of Sections 13.1-729 through 13.1-741 of the VSCA and will not, except with the prior written consent of Nichols, settle or offer to settle any such demands.

         Section 1.7 Shareholder Approval. The Board of Directors of Welkin shall cause a special meeting of shareholders of Welkin to be duly held as soon as practicable after the execution hereof (the "Welkin Shareholders' Meeting"). This Agreement shall be submitted to such shareholders meeting for the purpose of considering its approval. The Board of Directors of Welkin shall recommend to its shareholders approval of this Agreement and the transactions contemplated herein.

         Section 1.8 Stock Transfer Books. At the Merger Date, the stock transfer books of Welkin shall be closed and no transfer of Welkin Stock shall thereafter be made.

         Section 1.9       Welkin Shareholder Representative.

                  (a) The proxy submitted to the Welkin Shareholders in connection with the Welkin Shareholders' Meeting shall include a proposal to constitute and appoint Carl W. Monk, Jr. (the 'Representative') to act as the respective agent, representative, and attorney-in-fact of the Welkin Shareholders (other than holders of Welkin Dissenting Shares) for all purposes and with respect to all matters arising under this Agreement. The powers and authority of the Representative shall include, but not be limited to, the power and authority to give and accept notices as provided hereunder, execute on behalf of the Welkin Shareholders the Escrow Agreement, exercise all of the rights, powers, and duties of the Representative set forth in the Escrow Agreement and the Shareholders' Letter Agreement, and carry out the purposes and intent of this Agreement.

                  (b) The Representative shall be entitled to rely on any communication or document that he believes to be genuine. Neither the Representative nor any of his employees, attorneys, and other agents shall be liable to any Welkin Shareholder for any action or omission on their respective parts except for gross negligence or willful misconduct. In his capacity as the Representative, Carl W. Monk, Jr. will be acting for the convenience of the non-dissenting Welkin Shareholders, without compensation, and, in such capacity, he shall have no duties or liabilities beyond those expressly assumed by him in this Agreement and the Escrow Agreement. As the Representative, Carl W. Monk, Jr. shall not be required to make any inquiry or investigation concerning any matter other than those expressly contemplated hereunder, nor shall he, in such capacity, be deemed to have made any representation or warranty of any kind to any person. The Representative shall be indemnified against any liabilities resulting from his role as Representative by the Welkin Shareholders, except to the extent caused by or arising out of the Representative's gross negligence or willful misconduct. In the event of death, resignation, or incapacity of Carl W. Monk, Jr., a majority of the Welkin Shareholders shall elect a successor Representative who shall have all of the rights, powers, and duties of the Representative set out herein and in the Escrow Agreement.

         Section 1.10 Closing. The closing (the 'Closing') of the Merger shall take place at the offices of Epstein Becker & Green in Washington, D.C. at 10:00 a.m. local time on the Merger Date which shall occur as promptly as possible after the date the conditions specified in Articles VI and VII hereof are satisfied or at such other time and place as Welkin, Merger Sub, and Nichols shall agree in writing. The obligations of Welkin, Merger Sub, and Nichols shall be subject to satisfaction, unless waived, of the applicable conditions set forth in this Agreement.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF WELKIN

         Welkin represents and warrants to Nichols as follows:

         Section 2.1 Authorized and Outstanding Common Stock. As of the date hereof and as of the Closing, the issued and outstanding capital stock of Welkin and the number of shares of authorized capital stock of Welkin are and will be as follows:



    Designation      Number of Shares    Number of Shares      Number of Shares
                       Authorized          Issued and         Subject to Options
                                          Outstanding
--------------------------------------------------------------------------------

Common Stock         50,000__________    36,603_________             2,508

--------------------------------------------------------------------------------


All of the issued and outstanding shares of Welkin Stock are validly issued, fully paid and non-assessable. Set forth on Schedule 2.1, Welkin Shareholders and Number of Shares on Merger Date, on the date hereof and as of the Closing are the number of Shares held by each Welkin Shareholder and the number of shares of Welkin Stock subject to Welkin Options held by each Welkin Option holder. Welkin has and at Closing will have no other authorized, issued or outstanding shares of capital stock nor any outstanding securities, bonds, convertible securities, subscription agreements, warrants, options, buy-sell agreements, or other liens, agreements or commitments relating to Welkin's capital stock. Identified on Schedule 2.1, Welkin Shareholders and Number of Shares on Merger Date, are those Welkin Shareholders who are 'affiliates' of Welkin under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission under the Securities Act of 1933.

         Section 2.2 Organization and Standing. Welkin is and will be at Closing a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia, and will be at Closing duly qualified to do business in and in good standing as a foreign corporation in all other states where the nature of its business or operations or the ownership of its property requires such qualification, except where the lack of such qualification would not have a material adverse effect on the financial condition of Welkin taken as a whole. No jurisdiction where it is not presently qualified as a foreign corporation has made any assertion to Welkin that its business or operations or ownership of property makes qualification as a foreign corporation in such jurisdiction necessary. Welkin has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as and where it is now being conducted. A copy of Welkin's Articles of Incorporation and all amendments thereto as of the date hereof and a copy of its Bylaws, as amended to the date hereof (both certified by the Secretary), have been furnished to Nichols and are true, accurate and complete as of the date hereof. Welkin owns no stock or securities of any other corporation or entity, except as shown on
Schedule 2.9(a), Affiliates of Welkin.

         Section 2.3 No Violation. Except as disclosed in Schedule 2.3, Violations, the execution, delivery and performance of this Agreement by Welkin and the consummation of the transactions contemplated hereunder will not, with or without the giving of notice or the passage of time or both, (i) violate, conflict with, or constitute a default (or cause an acceleration) under Welkin's Articles of Incorporation or Bylaws or any material contract, note, lien, security agreement, license, permit, or instrument to which Welkin is a party or by which Welkin or its shareholders are bound or which may affect any of the assets, business or operations of Welkin, (ii) result in the creation or imposition of any lien, claim, charge or encumbrance upon any of Welkin's properties or assets, or (iii) constitute a violation of any statute, ordinance, judgment, order, decree, regulation, rule or law of any court, government, authority or arbitrator applicable to or relating to Welkin or any of the assets, business or operations of Welkin. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Welkin is a party constitutes the valid and legally binding obligations of Welkin enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and equitable principles. Except as disclosed on Schedule 2.3, Violations and Schedule 2.20, Governmental Approvals, and except for the approval of this Agreement by the Welkin Shareholders and the filing of the Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia, there are no consents, waivers or approvals of persons or authorities required in connection with the consummation of the transactions contemplated by this Agreement and the other agreements referenced herein.

         Section 2.4       Financial Statements.

                  (a) Annexed hereto as Schedule 2.4(a), Financial Statements, are financial statements of Welkin (the "Financial Statements") consisting of:
(i) the unaudited balance sheet of Welkin at May 31, 1998 (the 'Interim Balance Sheet'), together with the related statements of income and stockholders' equity for the two (2) month period ended May 31, 1998, and (ii) the audited balance sheets of Welkin at March 31, 1996, 1997, and 1998, together with the audited and related statements of income, stockholders' equity and cash flows of Welkin for such periods.

                  (b) Except as disclosed in Schedule 2.4(b), Exceptions to Financial Statements, all of the foregoing Financial Statements, in each case, have been prepared in conformity with generally accepted accounting principles ('GAAP') applied on a consistent basis throughout the periods involved and with prior periods except as otherwise expressly stated therein and fairly present the assets, liabilities and financial condition and results of operations of Welkin at, or for the periods ended at, the dates thereof; provided, however, that the Interim Balance Sheet and the related statements of income, stockholders' equity and cash flows are subject to normal year-end adjustments and lack footnotes and other presentation items.

         Section 2.5 Liabilities. There are no material debts, liens, security interests, claims, liabilities or obligations of Welkin, whether accrued, contingent, absolute, direct or indirect, or matured or unmatured, including, but not limited to, liabilities for taxes, interest and penalties, except (i) as and to the extent reflected or reserved against in the Interim Balance Sheet;
(ii) incurred in the ordinary course of business and not material in amount; and
(iii) those disclosed on Schedule 2.5, Liabilities.

         Section 2.6 Accounts Receivable. All of the accounts receivable of Welkin are actual bona fide receivables representing obligations for the total dollar amount thereof as shown on the Financial Statements and books of Welkin which resulted from the ordinary course of business of Welkin, and are stated on the Financial Statements net of an appropriate reserve for bad debt and noncollectible accounts.

         Section 2.7       Fixed Assets and Inventory.

                  (a) The dollar amount of the fixed assets owned by Welkin as shown on the Interim Balance Sheet and as acquired thereafter and treated on the books of Welkin as an asset does not exceed the cost of same, less depreciation determined in accordance with GAAP consistently applied, and Welkin has not written up the value of any such fixed assets. The fixed assets and inventory of Welkin as of the date of the Interim Balance Sheet include those items set forth in Schedule 2.7(a), Assets and Inventory, hereto, and, at Closing, such fixed assets and inventory shall be in existence, except for fixed assets and inventory sold or otherwise disposed of in the ordinary course of business. The fixed assets of Welkin are in good working order, reasonable wear and tear excepted.

                  (b) Welkin is not under any liability or obligation with respect to the return of payments and, for the twelve month period immediately prior to the Closing, Welkin has not experienced any claims with respect to defective or unsatisfactory services or products except as specifically set forth on Schedule 2.7(b), Defective or Unsatisfactory Services or Products Claims. The inventory of Welkin existing on the Closing shall have been acquired in the ordinary course of Welkin's business.

         Section 2.8       Contracts.

                  (a)  Except  as  provided  in  2.8(d)  below,   Schedule  2.8,
Contracts, contains a list of all material verbal or written (i) leases, (ii) contracts (including employment and independent contractor and professional contracts), (iii) agencies, (iv) purchase orders, (v) marketing or referral agreements, (vi) software agreements (including software license agreements),
(vii) maintenance or support agreements, (viii) training agreements, (ix) royalty agreements, (x) employee benefit, bonus or compensation agreements, (xi) bids, (xii) government contracts, (xiii) computer software agreements, (xiv) contracts for the furnishing of all services, (xv) all contracts for referrals,
(xvi) all contracts to obtain supplies or services, (xvii) subcontracts, (xviii) teaming agreements, and (xix) all other agreements or understandings between Welkin and any other party or person (collectively, "Contracts"), which are not otherwise attached to any other Schedules of this Agreement. Such list includes completed Contracts where the services have been performed but the obligor has not paid. True, correct and complete copies of all of the written Contracts listed on Schedule 2.8, Contracts, have been made available for inspection by Nichols.

                  (b)  Welkin's  standard  agreements   identified  on  Schedule
2.8(b), Welkin's Standard Agreements, have been made available to Nichols for inspection.

                  (c) Since the Interim Balance Sheet, Welkin has not entered into any Contracts not in the ordinary course of business except as listed in
Schedule 2.8(c), Contracts Not in the Ordinary Course of Business. Except for the contracts disclosed on Schedule 2.8(c), Contracts Not in the Ordinary Course of Business, none of the Contracts to which Welkin is a party or to which it is subject or by which it is bound requires the consent of any other person for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Each of the Contracts to which Welkin is a party or to which it is subject or by which it is bound, to the extent not otherwise already fully performed by Welkin, is a valid and existing contract of Welkin in full force and effect without modification, enforceable against Welkin in accordance with its terms, and Welkin does not have any knowledge that any Contract is not a valid and existing contract of the other parties thereto in full force and effect without modification and there are no pending or, to Welkin's knowledge, threatened disputes thereunder, and all will continue to be binding (except as to which the enforceability is limited by bankruptcy laws and equitable principles) in accordance with their terms after consummation of the transactions contemplated hereby and each is with unrelated and unaffiliated third parties and was entered into on an arms-length basis in the ordinary course of business, except as to agreements with Welkin Shareholders listed in
Schedule 2.8, Contracts. Except as disclosed in Schedule 2.8, Contracts, Welkin has timely performed all material obligations required to be performed by it and is not in material default under any verbal or written Contract to which it is a party or to which it is subject or by which it is bound and no event has occurred which, with or without the lapse of time or the giving of notice, or both, or action by a third party, could result in a material default under any of the forgoing. To Welkin's knowledge, no other party is in default under any such Contract. None of the contracts provide for a scope of work substantially greater than the scope of work of any contracts that Welkin has completely performed.

         Section 2.9 Corporate Actions. The minute books of Welkin contain appropriate corporate minutes and authorizations for all material corporate actions taken by Welkin's Board of Directors, its officers, and shareholders. Welkin does not own any stock or otherwise possess ownership rights in any other corporation or organization and has no affiliates (other than Welkin Shareholders), except as disclosed in Schedule 2.9(a), Affiliates of Welkin. Attached hereto as Schedule 2.9(b), Directors and Officers of Welkin, is a list of directors and officers of Welkin.

         Section 2.10 Intellectual Property Rights. Schedule 2.10, Intellectual Property Rights, hereto sets forth a true and materially complete list of all trademarks, service marks, trade name, patents, patent applications, copyrights, and copyright applications heretofore or presently used or required to be used by Welkin in connection with its business (collectively "Intellectual Property Rights"). All Intellectual Property Rights are owned solely and exclusively by Welkin, except for those rights identified on Schedule 2.10, Intellectual Property Rights, as licensed by Welkin from third parties and are not subject to any license, lien, royalty arrangement or pending or, to Welkin's knowledge, threatened dispute, except as disclosed on Schedule 2.10, Intellectual Property Rights. Except as disclosed in Schedule 2.10, Intellectual Property Rights, to Welkin's knowledge, no product or service marketed, manufactured, sold or licensed, and no marketing, service or process used by Welkin infringes any Intellectual Property Rights of others and no product or service marketed, or process used by any other person, firm, corporation or other entity infringes any Intellectual Property Rights heretofore or presently used or required to be used by Welkin. Except as set forth on Schedule 2.10, Intellectual Property Rights, Welkin has not received notification of infringement by Welkin of any Intellectual Property Right of others. No trademark, service mark or trade name used by Welkin infringes any trademark, service mark or trade name of others in the United States of America or any foreign country. None of the Intellectual Property Rights is subject to any outstanding order, decree, judgment, stipulation or charge. No other material intellectual property rights are necessary for the conduct of the Welkin Business. Except as disclosed on
Schedule 2.10, Intellectual Property Rights, all rights of Welkin in and to its Intellectual Property Rights will not be adversely affected by the Merger.

         Section 2.11 Insurance Policies. Schedule 2.11, Insurance Policies and Claims, hereto, sets forth a list of all business insurance policies held or owned by Welkin or which name Welkin as beneficiary, and true and correct copies of all such policies have heretofore been made available to Nichols. All premiums due thereon prior to the Closing have been paid. All the insurance policies listed in Schedule 2.11, Insurance Policies and Claims, will remain in full force and effect during the period immediately following the Closing. There are no pending material claims under such insurance policies. Schedule 2.11, Insurance Policies and Claims, also sets forth all claims filed during the past twelve (12) months with respect to insurance policies maintained by Welkin.

         Section 2.12 Backlog. The backlog of orders, sales and service commitments of Welkin is set forth on Schedule 2.12, Backlog, and such backlog, together with all Contracts to which Welkin is a party, consist of contracts for services of Welkin which are typical of the types of services heretofore marketed, sold or rendered by Welkin and which do not require the development or application of any materially new or materially more advanced technology or service than that utilized by Welkin in the past. No purchase or expansion of property (other than purchases of inventory consistent with Welkin's past ordinary course of business), plant, equipment or capacity is needed to timely fill the current backlog and current Contracts.

         Section 2.13 Compensation. Set forth on Schedule 2.13, Employee Compensation and Bonuses, is a list of the names, age, title, total annual compensation, date of last salary or hourly rate adjustment and amount thereof, and length of time in current position of all employees of Welkin, including a list of paid leave as of May 31, 1998. Welkin has not entered into any commitments or understandings with any employee concerning future compensation, bonuses and benefits of a material nature to be paid after May 31, 1998, except as set forth on Schedule 2.13, Employee Compensation and Bonuses, and there are no employment agreements, written or verbal, except as set forth on Schedules 2.8, Contracts and/or 2.16(a), Written and Oral Employee Contracts with Welkin and except for the employment contracts delivered with this Agreement. All employees of Welkin are "at will" and may be terminated at any time by Welkin, except as set forth on Schedule 2.16(a), Written and Oral Employee Contracts with Welkin.

         Section 2.14      Employee Benefits.

                  (a) Set forth on Schedule 2.14(a), Employee Benefit Plans, is a materially accurate and complete list of all material employee benefit plans ("Plans") within the meaning of Section 3(3) of the Employee Retirement Income Security Act ("ERISA"), whether or not any such Plans are otherwise exempt from all or part of the provisions of ERISA, established, maintained or contributed to for the benefit of Welkin's employees, and a list of Pension Plans terminated prior to the date hereof.

                  (b) Except as set forth in Schedule 2.14(b), Plans Not In Compliance with ERISA, Welkin does not maintain, cause to be maintained or contribute to any Plan subject to ERISA which is not, or in the past has not been in substantial compliance with ERISA or the Internal Revenue Code of 1986 (the "Code"), or which has incurred any accumulated funding deficiency within the meaning of Section 412 or 418(b) of the Code, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code. Except as set forth on Schedule 2.14(b), Plans Not In Compliance with ERISA, Welkin has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any Plan covering any employees of Welkin.

                  (c) Welkin has caused the "group health plan," as such term is defined in Section 162(i)(3) of the Code, to be maintained, administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA and Section 162(k) of the Code, and Welkin has no liability, including, but not limited to, additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation. Welkin does not maintain any Plan (whether qualified or nonqualified within the meaning of Section 401(a) of the Code) providing for retiree health and/or life benefits.

                  (d) Except as disclosed on Schedule 2.14(d), Employee Benefit Plan Amendments, none of the Plans have been amended subsequent to the date as of which copies thereof have been provided to Nichols except as required by law.

                  (e) Each Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination.

                  (f) The execution of, and consummation of the transactions contemplated by this Agreement, do not constitute a triggering event under any Plan, policy, arrangement, statement, commitment or agreement, which will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits to any employee or former employee or director of Welkin.

                  (g) Welkin has made available for inspection and copying by Nichols true and complete copies of (i) all Plans as now in effect, together with all amendments thereto which will become effective at a later date, and
(ii) Form 5500 for the most recent completed fiscal year for each Plan required to file such form.

                  (h) Nichols has requested that after the Merger Welkin change its fiscal year to a fiscal year ending August 31. As a result of this change in Welkin's fiscal year, all of the current fiscal year for the Plans will be a "stub" year ending August 31, 1988. To the extent that the foregoing causes a breach of any of the warranties in this Agreement or an economic loss to any person, the parties hereto acknowledge and agree that the Welkin Shareholders will not be responsible for any such breach or loss.

                  (i) Nichols acknowledges that the employee benefits currently offered by Welkin are substantially greater than the employee benefits currently offered by Nichols, which benefits will be offered to the current Welkin employees after the Closing. To the extent that the decrease in employee benefits offered to the current Welkin employees after the Closing results in any loss, harm or damage to Nichols or Welkin after the Closing, including, without limitation, the loss of the services of any employee, the parties hereto acknowledge and agree that the Welkin Shareholders will not be responsible for any such loss, harm or damage.

         Section 2.15      Environmental Matters.

                  (a) Welkin holds and is in substantial compliance with all material environmental permits, certificates, licenses, approvals, registrations and authorizations ("Permits") required under all applicable environmental laws, rules and regulations in connection with its business as currently operated, and all of such Permits are in full force and effect. To Welkin's knowledge, without independent investigation, Welkin has complied with in all material respects, and is not in violation of any, material applicable environmental statutes, rules, regulations, ordinances and orders of any authority, including, those relating to Hazardous Substances (as defined below).

                  (b) To Welkin's knowledge, without independent investigation, no notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to Welkin's knowledge, threatened by any authority with respect to (i) any alleged violation by Welkin of any environmental statute, ordinance, rule, regulation or order of any authority; or (ii) any alleged failure by Welkin to have any environmental Permit, certificate, license approval, registration or authorization required in connection with its business; or (iii) any use, generation, treatment, storage, recycling, transportation or disposal (collectively, "Management Activities" with respect to Hazardous Substances) of any hazardous substance, hazardous waste, hazardous materials, toxic substance, pollutants or contaminants as defined in federal, state or local laws, ordinances or regulations and including petroleum products and radioactive materials generated or used (collectively, "Hazardous Substances") by Welkin. Hazardous Substances shall not include office products, equipment, supplies and cleaning fluids customarily found in a commercial office setting.

                  (c) Welkin has not received any request for information, notice of claim, demand or notification that it is or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual release of any Hazardous Substance.

                  (d) Except as set forth on Schedule 2.15(d), Management Activities Regarding Hazardous Substances, Welkin has not conducted any Management Activities, whatsoever, with respect to any Hazardous Substances on its properties, identified on Schedule 2.17, Assets, Liens and Encumbrances of Welkin, or the properties of another.

                  (e) Except as set forth on Schedule 2.15(e), PCBs or Asbestos Insulation Present at Welkin Facilities, hereto, to Welkin's knowledge, without independent investigation, no polychlorinated biphenyls ("PCBs") or asbestos insulation is or has been present at the facilities leased by Welkin.

                  (f) Hazardous Substances, if any, for which Welkin performs Management Activities (if any) are listed on Schedule 2.15(f), Hazardous Substances Generated by Welkin, and any Hazardous Substances listed on Schedule 2.15(f), Hazardous Substances Generated by Welkin, to Welkin's knowledge, without independent investigation,, have been generated by Welkin in regulated quantities and have been recycled, treated, stored, disposed of or transported, as applicable, in substantial compliance with all applicable laws.

                  (g) Except as set forth on Schedule 2.15(g), Hazardous Substances Transported, Welkin has not transported any Hazardous Substances or arranged for the transportation of such substances to any location which is listed or proposed for listing under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. " 9601-9657 ("CERCLA"), or on any similar state list.

                  (h) No Hazardous Substance has been released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape ("Releases") by Welkin from, at, on or under the properties leased by Welkin. To Welkin's knowledge, no employee of Welkin in the course of his or her employment has been exposed to any chemical or other Hazardous Substance or material produced by Welkin which could give rise to a claim against Welkin.

                  (i) No oral or written notification of a Release or threat of Release of a Hazardous Substance has been filed by or on behalf of Welkin or, to Welkin's knowledge, without independent investigation, any other person in relation to any properties now or previously owned, operated or leased by Welkin. No such properties are listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA, or on any similar state list of sites requiring investigation or clean-up.

                  (j) To Welkin's knowledge, without independent investigation, there are no environmental liens on the properties of Welkin, and no government actions have been taken or are in process or pending which could subject Welkin's properties to such liens. To Welkin's knowledge, without independent investigation, Welkin or any other person (solely as a result of the acts or omissions of Welkin) would not be required to place any notice or restriction relating to the presence of Hazardous Substance in the deed to any properties leased to Welkin.

                  (k) In respect of environmental matters, no consent, approval or authorization of, or registration or filing, with any person or authority is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                  (l)   There   have   been   no   environmental    inspections,
investigations, studies, audits, tests, reviews or other analyses conducted by or on behalf of Welkin in relation to Welkin's properties or operations.

                  (m) To Welkin's knowledge, without independent investigation, there are no facts or circumstances related to environmental matters concerning the properties or businesses of Welkin that could lead to any future material environmental claims, liabilities or responsibilities of Nichols or Welkin.

         Section 2.16      Labor and Employment Matters.

                  (a) Schedule 2.16(a), Written and Oral Employee Contracts With Welkin, hereto contains a complete and correct list of all written and oral contracts with employees of Welkin (inclusive of officers and directors) together with all bonus, stock option, and other incentive arrangements, pension and retirement plans, profit sharing plans, group or individual medical, health, dental, accident, life and other employee benefit insurance and other employee compensation or benefit plans, arrangements, understandings or policies (whether written or oral), except as otherwise disclosed pursuant to Sections 2.8, 2.13 or 2.14 hereto, affecting employees of Welkin, Welkin is not in default under any of the foregoing. There have been no claims of default under any of the foregoing and there are no facts or conditions which, with or without the passage of time or the giving of notice or both, would constitute or result in a default under any of the foregoing. True and complete copies of all the foregoing have heretofore been delivered by Welkin to Nichols.

                  (b) Schedule 2.16(b), Written and Unwritten Employee Policies and Practices, identifies all written and material unwritten policies and practices describing termination payments and benefits to terminated employees of Welkin.

                  (c) Except as set forth on Schedule 2.16(c), Noncompliance With Federal, State, Local or Other Applicable Laws, Welkin is in compliance in all material respects with all federal, state, local or other applicable laws or requirements of any governmental, regulatory or administrative authority or court respecting preemployment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health, including, but not limited to, the National Labor Relations Act, the Fair Labor Standards Act (including the Equal Pay Act), Title VII of the Civil Rights Act of 1964, the Occupational Safety and Health Act of 1970, the Service Contract Act, the Contract for Work Hours and Safety Standards Act, the Rehabilitation Act of 1973, the Vietnam ERA Veterans Readjustment Assistance Act of 1974, Executive Order 11246, the Employees Retirement Income Security Act of 1974, and state and local employment, unemployment and worker's compensation statutes, and Welkin is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act. Welkin is not party to any collective bargaining agreement and, to Welkin's knowledge, no union organizational efforts are currently in progress.

                  (d) Except as disclosed in Schedule 2.16(d), Threatened or Pending Employment Practices Litigation and Schedule 2.24, Litigation and Compliance, there is no administrative or private claim, charge, complaint, dispute, action, grievance, suit, administrative, arbitration or other proceeding or investigation, pending or, to Welkin's knowledge, threatened against Welkin relating to any of the items or matters referenced in subparagraph (c) directly above, or with regard to any allegedly accrued or vested employee benefits or any other common or statutory law claim involving tort, contract, or equity.

                  (e) There is no labor strike, dispute, slowdown or stoppage actually pending or, to Welkin's knowledge, threatened against Welkin, and no such strike, dispute, slowdown, or stoppage has been experienced by Welkin since the date of Welkin's incorporation.

                  (f) Except as disclosed on Schedule 2.16(f), Threatened or Pending Discrimination Litigation, there are no charges, administrative proceedings, investigations or formal complaints of discrimination pending or, to Welkin's knowledge, threatened before the Equal Employment Opportunity Commission ("EEOC") or any federal, state or local agency or court. There are no pending or, to Welkin's knowledge, threatened audits of the equal employment opportunity practices of Welkin.

         Section 2.17      Title to Assets, Liens and Encumbrances.

                  (a) Welkin is the owner of, and has good and marketable title to, free and clear of all security interests, mortgages, pledges, liens, claims, restrictions, equities, easements, rights-of-way, rights of first refusal and any other encumbrances and charges whatsoever, or is the lessee of, all of its respective property and assets, except for the Permitted Liens (as hereinafter defined) and except as set forth on Schedule 2.17(a), Assets, Liens and Encumbrances of Welkin hereto. Welkin owns or leases all of the assets used by it in the operation and conduct of its business or required by Welkin for the normal conduct of its business.
"Permitted Liens" shall mean:

                             (i)   carriers',  warehousemen's,  mechanics',
materialmen's, repairmen's, or other like liens arising in the ordinary course of business;

                            (ii)  easements,  rights-of-way,  restrictions,
license rights, leases and other sim ilar encumbrances incurred in the ordinary course of business which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Welkin;

                           (iii)  pledges or deposits in  connection  with
workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under self-insurance arrangements;

                           (iv)  deposits to secure the  performance of bids,
trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in theordinary course of business; and

                            (v)  purchase money  security  interests in
respect of new equipment in an aggregate amount not in excess of $25,000 at any time.

                  (b) Schedule 2.17(b), Real Property Leases, sets forth a true and complete list and description of all real property, land, buildings and improvements leased by Welkin as of the Closing. True and correct copies of all leases with respect to the property listed on Schedule 2.17(b), Real Property Leases, have heretofore been made available to Nichols for inspection and copying. Except as disclosed in Schedule 2.17(b), Real Property Leases, all such real property, land and buildings used or leased by Welkin as of the Closing are used by or useful to Welkin in the ordinary course of business, and the use and occupancy by Welkin conforms in all material respects with all applicable laws, and, to Welkin's knowledge, the same are in good operating condition. Welkin owns no real property, land, buildings or improvements.

                  (c) Except as set forth on Schedule 2.17(c), Noncompliance with Respect to Real Property, Welkin has not received any notices of violations of law, governmental orders, ordinances or requirements issued by any national, federal, state, municipal or other governmental, department or authority or corresponding foreign governmental instrumentality or any fire department or insurance carrier, that would have a material adverse effect or purport to have a material adverse effect on the use and occupancy of the real property used or leased by Welkin. Copies of all real property leases to which Welkin is a party have been made available for inspection by Nichols.

                  (d) The leases described in Schedules 2.8, Contracts Delivered to Nichols or 2.17(b), Real Property Leases, are in full force and effect on the Closing without any material default or breach by Welkin or, to Welkin's knowledge, any lessor.

                  (e) Welkin has not received any notice of any requirements or recommendations by any insurance company which has issued a policy covering any part of the real property used or leased by Welkin or by any board of fire underwriters or other body or authority exercising similar functions, requiring or recommending any repairs or work to be done on any part of said real property.

                  (f) Schedule 2.17(f), Personal Property Leases, lists all personal property leased by Welkin.

         Section 2.18  Customer  Claims and  Complaints.  Except as disclosed on
Schedule 2.18, Customer Claims and Complaints, and the Financial Statements, Welkin has no liability or obligation with respect to the return of any funds because of products or services provided by it and has not experienced any material claims with respect to its products or services other than in the ordinary course during the thirty-six (36) months immediately preceding the execution of this Agreement. No customer, client, or contracting party has requested that performance under any contract or other agreement be canceled or delayed for any period of time. No customer liability claim is presently pending or, to Welkin's knowledge, threatened against Welkin. Welkin has not experienced any warranty claims for products or services in the past three (3) years, except as disclosed on Schedule 2.18, Customer Claims and Complaints.

         Section 2.19 Secrecy and Non-Competition Agreements. Welkin has not entered into any secrecy or non-competition agreements with any person with respect to the Welkin Business except as disclosed on Schedule 2.19, Secrecy and Non-Competition Agreements.

         Section 2.20 Governmental Approvals. Except as disclosed on Schedule 2.20, Governmental Approvals, no authorization, novation, approval, order, license, permit, franchise, or consent and no registration, declaration or filing by Welkin with any governmental authority is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         Section 2.21 Orders, Decrees, Etc. Except as set out in Schedule 2.21, Orders, Decrees, Etc., there are no orders, writs, decrees, injunctions, or rulings of any court, authority, arbitration tribunal, or any governmental department, commission, board, agency or instrumentality, domestic or foreign, issued, or pending or, to Welkin's knowledge, threatened against, nor consents binding on, Welkin, and any officer, director or employee of Welkin, which do or may affect, limit or control Welkin or any of its assets or Welkin's method or manner of doing business.

         Section 2.22 Compliance with the Law. Except as otherwise disclosed in the Schedules hereto, Welkin is in material compliance with all foreign, federal, state and local laws, rules, orders and regulations, including, but not limited to those relating to the Code, antitrust, occupational safety and health, environmental protection, water or air pollution, ERISA, toxic and hazardous waste and controlled substances, consumer product safety, product liability, employment and employment practices, term and conditions of employment, bidding and contracting procedures, dealings with federal, state, governmental, municipal or local authorities, hiring, wages, hours, employee benefit plans and programs, collective bargaining and withholding and social security taxes, and it has received no notices of alleged violations thereof. No governmental authorities are presently conducting proceedings against Welkin, and, to Welkin's knowledge, no such investigation or proceeding is threatened. Except as disclosed on Schedule 2.22, Compliance with the Law, Welkin has obtained all material permits, licenses and authorizations required for the conduct of its affairs as currently conducted, and all of such permits, licenses and authorizations will remain in full force and effect following such consummation. True, complete and correct copies of the foregoing permits, licenses and authorizations, if any, have been made available for inspection by Nichols.

         Section 2.23 Actions Not in Ordinary Course and No Material Change. Except as set forth on Schedule 2.13, Employee Compensation and Bonuses, since the date of the Interim Balance Sheet, Welkin has conducted its business in a manner consistent with past practice. Since the Interim Balance Sheet, the business of Welkin has been operated only in the regular and ordinary course and there has been no materially adverse change in the financial condition or business of Welkin. Except as set forth in Schedule 2.23, Actions Not in the Ordinary Course and as otherwise required by the terms and provisions of this Agreement, since the date of the Interim Balance Sheet, Welkin has not:

                  (a) Except in the usual and ordinary course of its businesses, consistent with past practice, incurred any indebtedness or other liabilities (whether accrued, absolute, contingent or otherwise), guaranteed any indebtedness or sold any of its assets;

                  (b) Suffered any damage, destruction or loss, whether or not covered by insurance;

                  (c) Except as disclosed pursuant to Section 2.13, and except for the award of employee bonuses consistent with past Welkin compensation practices, increased the regular rate of compensation payable by it to any employee, or increased such compensation by bonus, percentage, compensation service award or similar or other arrangement theretofore or thereafter in effect for the benefit of any of its employees, and no such increase is required;

                  (d) Established or agreed to establish any pension, retirement or welfare plan for the benefit of its employees not heretofore in effect;

                  (e) Suffered any change in its financial condition, assets, liabilities or business or suffered any other event or condition of any character which individually or in the aggregate has had a material adverse effect on Welkin;

                  (f) Experienced any labor organizational efforts or complaints or entered into any collective bargaining agreements with any union;

                  (g) Made any single capital expenditure which exceeded $25,000 or made any capital expenditures in the aggregate which exceed $100,000;

                  (h) Permitted or allowed any of the assets (real, personal or mixed, tangible or intangible) of Welkin to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind other than Permitted Liens;

                  (i) Written down the value of any assets or written off as uncollectible any notes or accounts receivable or contracts, except for write-downs and write-offs in the ordinary course of business and consistent with past practice;

                  (j) Paid, discharged or satisfied any claims, liabilities or obligations other than in the usual and ordinary course of business;

                  (k) Canceled any debts or claims or waived any claims or rights, except in the usual and ordinary course of business and except as required by the Agreement;

                  (l)  Paid,   loaned  or  advanced  any  amount  to,  or  sold,
transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with any of the Welkin Shareholders or their affiliates, or any of the officers or directors of Welkin or their affiliates, except for reimbursement of ordinary and reasonable business expenses related to the business of Welkin;

                  (m)   Amended  or   terminated   any   contract,  agreement or
license of significant value, to which Welkin is a party, except in the ordinary course of business;

                  (n)   Made   any   change  in  any  method  of  accounting  or
accounting practice;

                  (o) Canceled or failed to continue insurance coverage, other than key man life insurance;

                  (p) Acquired, whether by merger, purchase of stock or purchase of assets, all or substantially all of the business or assets of any other business or entity, or engaged in negotiations of any sort concerning such acquisition or acquired assets;

                  (q) Issued any stock, any option to acquire stock or other securities, or taken any action with respect thereto, or declared or paid any dividends, or made or authorized any other distributions to the Welkin Shareholders with respect to their Welkin Stock;

                  (r) Amended or repealed its Articles of Incorporation or Bylaws;

                  (s) Agreed, whether in writing or otherwise, to take any action described in this Section 2.23.

         Section 2.24 Litigation. Except as set forth on Schedule 2.24, Litigation and Compliance hereto, there is no litigation, proceeding, arbitration, governmental claim or investigation instituted, pending or, to Welkin's knowledge, threatened, against or affecting Welkin or the assets of Welkin or which questions or challenges the validity of this Agreement or any action taken or to be taken pursuant to this Agreement.

         Section 2.25      Taxes and Tax Returns.

                  (a) Welkin's federal and state income, franchise, share and ad valorem tax returns for the fiscal years ended March 31, 1995, 1996, 1997, and 1998, have been made available for inspection by Nichols. Welkin does not currently owe any taxes not reflected on the Interim Balance Sheet or incurred thereafter in the ordinary course of business.

                  (b) Except as set forth on Schedule 2.25, Taxes attached hereto:

                           (i)   Within  the times and in the  manner
prescribed by law Welkin has filed all federal, state and local tax returns and extensions and all tax returns for other governing bodies having jurisdiction to levy taxes which are required to be filed;

                           (ii)   Welkin has paid all taxes,  interest, penal-
ties, assessments and deficiencies which have been shown on such returns to be due, or which have been claimed to be due or which were due prior to Closing unless Welkin is contesting in good faith such tax, interest, penalty, assessment or deficiency and such contested amounts are reserved against on the Interim Balance Sheet;

                           (iii)   To Welkin's knowledge,  all tax returns or
extensions, if any, filed by Welkin constitute complete and accurate representations of the tax liabilities of Welkin for the periods covered thereunder and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to Welkin's past tax liabilities;

                           (iv)  Welkin  has not  waived or  extended  any
applicable statute of limitations relating to the assessment of federal, state, local or foreign taxes;

                           (v)        No examinations of the federal,  state,
local or foreign tax returns of Welkin are currently in progress or, to Welkin's knowledge, threatened and no deficiencies have been asserted or assessed as a result of any audit by the Internal Revenue Service or any state or local taxing authority and no deficiency has been proposed or threatened;

                           (vi)     The  charges,  accruals and reserves for
taxes due by Welkin or accrued but not yet due from Welkin, relating to the income, properties or operations of Welkin for any periods ending on or before the Closing or the portion of any period that ends on and includes the Closing as reflected on Welkin's Interim Balance Sheet are adequate to cover any such taxes payable by Welkin;

                           (vii)    There is no action,  suit,  proceeding,audit
or claim pending or, to Welkin's knowledge, threatened regarding any taxes of Welkin;

                           (viii)    All taxes  which  Welkin are  required  by
law to withhold and collect with respect to Welkin's employees have been duly withheld and collected, and have been timely paid over to the proper authorities to the extent due and payable; and

                            (ix)    There are no liens for any tax on Welkin or
the assets of Welkin, except for ad valorem taxes accrued but not yet due or payable.

                  (c) All federal, state and local income, franchise, property and other tax returns filed by Welkin are in all material respects complete and correct representations of the tax liabilities of Welkin for the periods covered by such returns.

         Section 2.26 Bank Accounts. Schedule 2.26, Bank Accounts, is a true and complete list as of the date hereof of all banking institutions in which Welkin has accounts or safety deposit boxes, plus the numbers thereof and the name of the persons authorized to make withdrawals therefrom or have access thereto.

         Section 2.27 Disclosure. No representations and warranties by Welkin in this Agreement or any document or certificate furnished to Nichols pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.

         Section 2.28 Proprietary Rights. The term "Proprietary Rights" includes all material inventions, trade secrets, processes, proprietary rights, product specifications, blueprints, drawings, technical data, engineering information, other proprietary knowledge and know-how, patents, trademarks, service marks, trade name, copyrights, marks, symbols, logos, and all material documentation related thereto, and all licenses and agreements in respect thereof and applications therefor used or related to the Welkin Business, except for software and information systems as defined in Section 2.29. Welkin has all Proprietary Rights necessary for the operation of the Welkin Business as currently operated. Except as set forth on Schedule 2.28, Proprietary Rights, which includes a listing of material contracts or material licenses pursuant to which Welkin uses the intellectual property of third parties, with respect to the Proprietary Rights, (a) Welkin is either the sole and exclusive owner of or a licensee of its Proprietary Rights; (b) no action, suit, arbitration, or other proceeding or investigation is pending or to Welkin's knowledge threatened which involves any Proprietary Rights, (c) none of the Proprietary Rights infringes upon, conflicts with, or otherwise violates the rights of others or is being infringed upon by others, (d) none of the Proprietary Rights is subject to any outstanding order, decree, judgment, stipulation, or charge, (e) there are no royalty, commission, or similar arrangements and no licenses, sublicenses, or agreements relating to any of the Proprietary Rights, (f) Welkin has not received any notice of interference or infringement of or by the Proprietary Rights, (g) Welkin has not agreed to indemnify any person or entity for or against any infringement of or by the Proprietary Rights, (h) no other material Proprietary Rights not owned by Welkin are necessary for the conduct of the Welkin Business, and (i) to Welkin's knowledge no other party is operating a business or otherwise acting in violation or infringement of, Welkin's Proprietary Rights. Except as set forth on Schedule 2.28, Proprietary Rights, Welkin has good and marketable title to, or a valid license for the Proprietary Rights free and clear of all security interests, liens, pledges, encumbrances and restrictions.

         Section 2.29      Software and Information Systems.

                  (a) Welkin does not own, have a license to, or have any use, possessory or proprietary rights to any information systems, programs and software, other than non-exclusive commercial software.

                  (b) Welkin's use of the non-exclusive commercial software does not infringe on any patents, trademarks, copyrights or other rights or intellectual property rights of any third persons. Welkin has taken reasonable measures necessary to maintain and protect the non-exclusive commercial software used by or licensed to Welkin and no claims have been asserted by any person or entity to Welkin's use of the same or challenging or questioning the validity or effectiveness of the same, and there is no valid basis to any such claim.

                  (c) Schedule 2.29, Software, also contains a list of the current software development and consulting activities and projects of Welkin. Welkin has described such projects and developments to Nichols. Welkin knows of no impediments to fully developing and exploiting the information systems, programs and software currently under development or to performing its currently pending consulting contracts.

         Section 2.30 Material Commitments. As used in this Section 2.30, the term "Material Commitments" means each Contract of Welkin which obligates Welkin to sell, license, distribute, deliver or provide products or services (including, without limitation, consulting services) for a consideration in excess of $100,000 and over a period of more than one (1) month. Schedule 2.30, Project List, sets forth a "Project List" with respect to each Material Commitment. The Project List sets forth Welkin's production schedule or performance schedule, and budget, with regard to each Material Commitment. Except as described in the Project List, the performance of Welkin or any other party involved with each Material Commitment is on schedule and within budget, and no practical or technological problems have been encountered that might reasonably be expected to impede completion or materially increase the cost of Welkin's performance with a corresponding detriment to profit. Each Material Commitment was made on a basis calculated to produce a profit under the circumstances prevailing when it was made, and, except as disclosed on Schedule 2.30, Project List, and except for changes to the Material Commitments that may result from the transactions contemplated hereby, Welkin is not aware of any circumstances that might reasonably be expected to prevent the realization of a profit. To Welkin's knowledge, except as set forth on the Project List, no Material Commitment involves the development of any product or technology that would infringe on the proprietary rights of any other party. Welkin is not bound by any Material Commitments for the performance of services or delivery of services or products in excess of its current ability to provide such services or deliver such products during the time available to satisfy such commitments; and all outstanding Material Commitments for the performance or delivery of services or products were made on a basis calculated to produce a profit under the circumstances prevailing when such commitments were made. Copies of outstanding commitments have been previously made available to Nichols and in all material respects contain the complete and correct terms and conditions of same, except for deletions required to comply with government security restrictions.

         Section 2.31 Estoppel Provisions. Immediately after the Closing, except as provided under Virginia law or applicable federal law, the Welkin Shareholders will have no right, title, claim, demand, interest, action or cause of action in, to or against Welkin in any capacity whatsoever (whether as a shareholder, officer, director or creditor), except (i) with respect to holders of Dissenting Shares, and (ii) in respect of their status as employees, officers or directors of Welkin, and then only to the extent of accrued and unpaid salary, benefits and reimbursable expenses under Welkin policy up to the date of Closing. Upon the Closing, the Welkin Shareholders shall have no option, warrant or other right to acquire any of the capital stock of Welkin.

         Section 2.32 Accounting and Tax Matters. There are no facts or circumstances relating to Welkin other than as disclosed in a certain representation letter delivered by the Representative to Ernst & Young, LLP, independent auditors, that may prevent the merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Code.

         Section 2.33 Transactions With Affiliates and Related Parties. Except as disclosed on Schedule 2.33, Transactions With Affiliates and Related Parties hereto, neither the Welkin Shareholders, nor any officer, director, employee, family members (whether related by blood or marriage) or any affiliates or relatives of any Welkin Shareholder, has

(a) Borrowed  money from or loaned money  to Welkin which  remains  outstanding;

(b) Had  any   contractual   or other   claim,  express or implied,  of any kind
     whatsoever  against Welkin;

(c) Had any interest in any property or assets  used by Welkin in its  business;
or

(d)  Engaged  in an  other  transaction  with  Welkin  (other  than   employment
relationships).

         Section 2.34 Brokers and Finders. No broker or finder has been involved in this transaction on behalf of the Welkin Shareholders or Welkin, and neither Welkin, Nichols nor the Welkin Shareholders will be obligated to pay any brokers' or finders' fees as a consequence of any brokerage agreement entered into by the Welkin Shareholders or Welkin.

         Section 2.35 Year 2000 Compliance. To Welkin's knowledge, Software, when used in accordance with its associated documentation, is capable of correctly processing, providing and/or receiving date-related or date-dependent data within and between the twentieth (20th) and twenty-first (21st) centuries, provided that all products (including hardware, software and firmware) used with the software utilized by Welkin in the conduct of its business properly exchange accurate date data with such software.

         Section 2.36 Incurred Cost Submission. The Incurred Cost Submission of Welkin for the fiscal year ended March 31, 1997 has been submitted to the United States Government and is a true and accurate representation of costs reimbursable under Welkin's government contracts.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                            OF NICHOLS AND MERGER SUB

         Nichols and Merger Sub, jointly and severally, represent and warrant to Welkin as follows:

         Section 3.1 Organization; Standing; Corporate Power. Nichols and Merger Sub are each a corporation duly organized, validly existing, and in good standing under the laws of the states of their incorporation. Merger Sub is a wholly-owned subsidiary of Nichols. Nichols and Merger Sub each have all requisite power and authority, corporate and otherwise, to carry on and conduct their respective businesses as they are now being conducted and to own and lease their properties and assets.

         Section 3.2 Authority. Nichols and Merger Sub each has full legal right, powers, and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. All corporate and other acts or proceedings required to be taken by Nichols and Merger Sub to authorize the execution, delivery, and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken.

         Section 3.3 Approvals and Consents. No approval, authorization, consent, order, or action of, or filing with, any person, entity, court, administrative agency, or other governmental authority is required for the execution and delivery by Nichols and Merger Sub of this Agreement or the documents to be delivered at Closing.

         Section 3.4 Validity. This Agreement has been, and the documents to be delivered by Nichols and Merger Sub at Closing will be, duly executed and delivered and constitute lawful, valid, and binding obligations of Nichols and Merger Sub enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally and to the discretion of a court in granting equitable relief. The approval of the shareholders of Nichols is not required for the authorization or issuance of the Nichols Stock or for any of the other transactions contemplated by this Agreement.

         Section 3.5 No Breach. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are not prohibited by, will not violate or conflict with any provision of, and will not constitute a default under or a breach of (a) the charter or bylaws of Nichols or Merger Sub,
(b) any contract, agreement, or other instrument to which Nichols or Merger Sub is a party, (c) any order, writ, injunction, decree, or judgment of any court or governmental agency, or (d) any law, rule, or regulation applicable to Nichols or Merger Sub.

         Section 3.6 Finders. No finder or broker has acted or is acting on behalf of Nichols or Merger Sub in connection with the transactions contemplated by this Agreement.

         Section 3.7 Periodic Reports. The information in the Nichols Form 10-Q Reports for the first and second quarters of 1998, Nichols Annual Report to its Shareholders for 1997, Nichols Proxy Statement for the 1998 Annual Shareholders Meeting, and Nichols Form 10-K for 1997 and any Current Reports on Form 8-K filed for any period since December 31, 1997 (collectively the 'Nichols Disclosure Documents') do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Nichols Disclosure Documents include the consolidated balance sheet of Nichols as of August 31, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal year ended August 31, 1997, accompanied by the related report thereon by Ernst & Young, LLP, independent auditors. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and with prior periods except as otherwise expressly stated therein and fairly present the assets, liabilities and financial condition and results of operations of Nichols at, or for, the periods ended at, the dates thereof. Since August 31, 1997, there has been no material adverse change in the condition, financial or otherwise, of Nichols. Nichols has made, and shall use its best efforts to continue to make, all filings with the Securities and Exchange Commission which it is required to make.

         Section 3.8 Nichols Stock. All shares of Nichols Stock which may be delivered to the Welkin Shareholders pursuant to Article I hereof will be duly authorized, validly issued, fully paid, and nonassessable. The authorized capital stock of Nichols as of the date hereof consists of 30,000,000 shares of Common Stock. At May 31, 1998, there were 13,440,212 shares of Common Stock issued, including 168,500 shares held in the treasury.

         Section 3.9 Ownership of Welkin Stock. Neither Nichols nor Merger Sub owns any Welkin Stock.

         Section  3.10   Litigation.   There  are  no  legal   actions,   suits,
arbitrations, or other legal or administrative proceedings or governmental investigations pending or threatened against Nichols or Merger Sub which would impair the ability of Nichols or Merger Sub to consummate the transactions contemplated in this Agreement.

         Section 3.11 Governmental Approval and Filings. No approval, authorization, consent, license, clearance, or order of, declaration or notification to, or filing registration or compliance with, any governmental regulatory authority, including nongovernmental self-regulatory agencies, is required in order to permit Nichols and Merger Sub to perform their obligations under this Agreement, except for the filing and recording of appropriate merger documents as required by the VSCA.

         Section 3.12 Disposition of Assets. Nichols has no present intention to cause Welkin to dispose of more than an insubstantial part of Welkin's assets during the two-year period following the Merger Date.

         Section 3.13 Financial Capability. Nichols has the financial capacity to perform all of its obligations under this Agreement and has no contemplation of insolvency. Nichols, immediately after the Closing: (i) will be solvent; (ii) will be able to meet its obligations and debts as they become due; (iii) the value of Nichols' assets at such time will exceed Nichols' liabilities; and (iv) Nichols will have adequate capital for the conduct of its business.

                                   ARTICLE IV
                               COVENANTS OF WELKIN

         From the date of this Agreement until the Closing, Welkin will act in good faith and use its best efforts to cause the conditions to the obligations of Nichols and Merger Sub set forth in Article VI to be satisfied on or before the Closing and will:

         Section 4.1 Operate in Ordinary Course. Operate its business in the usual and ordinary manner as heretofore conducted; perform in all material respects all of its obligations; not materially modify, amend, supplement, or waive any obligation under any material lease, contract, agreement, or commitment without the prior written consent of Nichols which will not be unreasonably withheld; and not take, or permit to be taken, any of the actions described in subparagraphs (a) through (s) of Section 2.23.

         Section 4.2 Preserve Business Organization. Use all reasonable efforts to preserve intact its present business organization; keep available the services of the current Employees; preserve its relationships with suppliers, distributors, customers, and others having business relationships with it; and refrain from changing in any material way any of its material policies (including, without limitation, advertising, marketing, pricing, purchasing, personnel, sales, or budget policies) without the prior written consent of Nichols which will not be unreasonably withheld.

         Section 4.3 Maintain Properties. Retain and maintain all of Welkin's assets in customary repair, order, and condition, except for reasonable wear, the disposal of worn-out or obsolete equipment, the sale of inventory in the ordinary course of business, and damage due to unavoidable casualty.

         Section 4.4 Maintain Books of Account. Maintain Welkin's books of account and records in theusual and ordinary manner and in accordance with GAAP.

         Section 4.5 Comply with Law. Comply in all material respects with all laws applicable to Welkin in connection with the transactions contemplated hereby, or contest or settle in good faith, upon the advice of counsel, any alleged failure to comply with any such laws.

         Section 4.6 Maintain Insurance. Maintain the insurance policies listed on Schedule 2.11, Insurance Policies and Claims, in full force and effect, with policy limits and scope of coverage not less than is now provided.

         Section 4.7 Advise Nichols of Adverse Change. Promptly advise Nichols of the occurrence of any material adverse change in the financial condition or results of the operations of Welkin; the occurrence of any other event or condition that materially and adversely affects Welkin's assets or the conduct of Welkin's business; or the imposition of any lien, pledge, or encumbrance on any of Welkin's assets other than Permitted Liens.

         Section 4.8 Access for Nichols. Provide Nichols's employees, agents, and authorized representatives with reasonable access, during normal business hours and consistent with the normal operation of Welkin's business, to the locations owned or leased by Welkin and to the books and records relating to Welkin, to the extent necessary to enable Nichols to make a thorough investigation of Welkin, and to examine Welkin's books and records. Nichols's employees, agents, and authorized representatives shall hold all such information and materials in strict confidence, shall not use the same for any purpose other than to evaluate this transaction and, treat all such information in a manner consistent with Nichols's policies and procedures concerning its own confidential and proprietary information. If the transactions contemplated hereby are not consummated for any reason, Nichols shall (a) upon the request of Welkin, return all originals, copies, and summaries of such information to Welkin and (b) continue to treat all such information as strictly confidential in a manner consistent with Nichols's policies and procedures concerning its own confidential and proprietary information.

         Section 4.9 Third-Party Consents. Use its best efforts to obtain all consents and approvals of third parties, if any.

         Section 4.10 Welkin Shareholders' Approval of Merger. Call the Welkin Shareholders= Meeting to be held on or before July 27, 1998, and submit this Agreement at the Welkin Shareholders' Meeting for approval and adoption at the meeting, all as provided by law and its Articles of Incorporation and Bylaws. The notice of the Welkin Shareholders' Meeting, proxy, and accompanying proxy statement shall be prepared by Welkin and shall be subject to the reasonable approval of Nichols prior to delivery to the Welkin Shareholders. The materials submitted to the Welkin Shareholders shall include (i) this Agreement, (ii) the Nichols Disclosure Documents, (iii) a description of the transaction, (iv) appropriate securities law disclosures regarding the fact that the Nichols Stock delivered at Closing will be unregistered, and therefore, the certificates evidencing such stock will bear a restrictive legend to the effect the shares may not be sold unless registered or exempt from registration, and (v) proposed resolutions to be adopted by the Welkin Shareholders which shall include (1) approval of the Agreement and Plan of Merger, and (2) appointment of Carl W. Monk, Jr., as the Representative with full authority to sign the Escrow Agreement and to act for the Welkin Shareholders in regard to any claim for indemnity or other matter arising in regard to this Agreement or the Escrow Agreement.

         Section 4.11 Board of Director Resignations. Obtain the resignation of each of the members of the Board of Directors of Welkin other than Carl W. Monk, Jr. and Alan A. Ross, each such resignation to be effective upon the Closing.

         Section 4.12 Articles of Merger. Exert its best efforts to obtain assurance from the Secretary of State of the State of Virginia that the Articles of Merger attached as Exhibit 'A' comply with the VSCA.

         Section 4.13 Shareholders' Letter Agreement. Cause each of Carl W. Monk, Jr., Alan A. Ross, Frederick W. Raymond and Zeta Associates, Inc. to deliver to Nichols not later than 10 days prior to the Merger Date a written agreement, substantially in the form of Exhibit 'C.'

                                    ARTICLE V
                              COVENANTS OF NICHOLS

         Section 5.1 Compliance with Conditions. Prior to the Closing, Nichols will act in good faith and use its best efforts to cause the conditions set forth in Article VII to be satisfied on or prior to the Closing.

         Section 5.2 Articles of Merger. Prior to the Closing, Nichols will exert its best efforts to obtain assurance from the Corporation Commission of the Commonwealth of Virginia that the Articles of Merger attached as Exhibit 'A' comply with the VSCA.

         Section 5.3 Advise Welkin of Adverse Change. Promptly advise Welkin of the occurrence of any material adverse change in the financial condition or results of operations of Nichols; the occurrence of any other event or condition that materially and adversely affects Nichols' assets or the conduct of Nichols' business.

                                   ARTICLE VI
               CONDITIONS TO OBLIGATIONS OF NICHOLS AND MERGER SUB

         The obligations of Nichols and Merger Sub under this Agreement are subject to the satisfaction on or before the Closing of the following conditions, unless such conditions are waived by Nichols or Merger Sub, as appropriate:

         Section 6.1 Representations and Warranties True as of Closing. Welkin's representations and warranties made in this Agreement are true in all material respects on and as of the Closing as though such representations and warranties were made on and as of the Merger Date.

         Section 6.2 Compliance with Agreement. Welkin has performed and complied in all material respects with all of its obligations and covenants under this Agreement that are to be performed or complied with by it on or before the Closing, and Welkin is not otherwise in default in any material respect under any of the provisions of this Agreement.

         Section 6.3 No Litigation. No litigation, proceeding, investigation, or inquiry is pending or threatened which, if sustained, would enjoin or prevent the consummation of the transactions contemplated by this Agreement or would materially and adversely affect Nichols's or Welkin's ability to carry on the Welkin Business presently and ordinarily conducted following the Closing.

         Section 6.4 Third-Party Consents and Approvals. Welkin has obtained all third-party consents and approvals, if any, all in form and substance reasonably satisfactory to Nichols, Merger Sub and their counsel. At or before the Closing, Welkin will deliver to Nichols and Merger Sub all such third party consents or approvals.

         Section 6.5 No Material Change. Nichols has made a good faith determination, with the assistance and advice of counsel, that there has been no material adverse change in the financial condition, assets, liabilities, net capital, business, or affairs of Welkin.

         Section 6.6 Shareholders' Equity. On the last business day prior to the Merger Date, the shareholders' equity of Welkin, as determined in accordance with GAAP, shall be no less than $2,750,000.

        Section 6.7 Non-Competition Agreements.Each of Carl W. Monk, Jr.,Alan A. Ross and Frederick W. Raymond shall have executed and delivered the non-competition agreements with Welkin attached hereto as Exhibits 'D-1,' 'D-2,' and 'D-3.'

        Section 6.8  Employment Agreements.  Each  of Carl W. Monk, Jr. and Jose
S. Jimenez shall have executed and delivered the employment agreements attached as Exhibits 'E-1' and 'E-2.'

         Section 6.9 Certificates of Fulfillment of Conditions. Welkin shall have delivered to Nichols and Merger Sub certificates, dated as of the Closing and signed by the President of Welkin, stating that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.6 and 6.10 have been fulfilled. Welkin shall have delivered to Nichols copies of resolutions adopted by its Board of Directors and the Welkin Shareholders, certified as of the Closing by its Secretary or an Assistant Secretary, approving the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

         Section 6.10      Shareholder  Approval.    The   Welkin   Shareholders
shall have approved the consummation of the transactions contemplated  by   this
Agreement.

         Section 6.11 Welkin Dissenting Shares. The number of shares of Welkin Stock held by a holder who has demanded and/or perfected the right, if any, to dissent from this Agreement in accordance with the VSCA shall be less than five percent of the total number of shares of Welkin Stock outstanding as of the date hereof.

         Section 6.12 Pooling Letter. Nichols shall have received a letter, dated as of the Merger Date, from Ernst and Young, LLP, confirming that the Merger, as closed and consummated in accordance with this Agreement, will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16.

         Section 6.13 Opinion of Counsel. Welkin shall have delivered to Nichols an opinion of its counsel, Epstein Becker & Green, P.C., dated as of the Merger Date, in the form of Exhibit 'F' hereto.

         Section 6.14      Number of Welkin   Shareholders.  On the Merger Date,
the number of Welkin  Shareholders shall not exceed thirty-five.

                                   ARTICLE VII
                       CONDITIONS TO OBLIGATIONS OF WELKIN

         The obligations of Welkin under this Agreement are subject to the satisfaction on or prior to the Closing of the following conditions, unless such conditions are waived by Welkin:

         Section 7.1 Representations and Warranties True on Closing. Each of Nichols's and Merger Sub's representations and warranties made in this Agreement are true in all material respects on and as of the Closing as though such representations and warranties were made on and as of the Merger Date.

         Section 7.2 Compliance with Agreement. Nichols has performed and complied in all material respects with all of its obligations and covenants under this Agreement that are to be performed or complied with by it on or before the Closing, and Nichols is not other-wise in default in any material respect under any of the provisions of this Agreement.

         Section 7.3 No Litigation. No litigation, proceeding, investigation, or inquiry is pending or threatened which, if sustained, would enjoin or prevent the consummation of the transactions contemplated by this Agreement.

         Section 7.4 Certified Resolutions. Each of Nichols and Merger Sub has delivered to Welkin copies of resolutions adopted by its respective Board of Directors, certified as of the Closing by its Secretary or an Assistant
Secretary, approving the execution and delivery of this Agreement and the performance of its respective obligations under this Agreement. Nichols or Merger Sub, as the case may be, has delivered to Welkin evidence satisfactory to Welkin of the approval by the sole shareholder of Merger Sub of this Agreement and the transactions contemplated hereby.

         Section 7.5 Certificate of Fulfillment of Conditions. Nichols, on behalf of itself and Merger Sub, shall have delivered to Welkin a certificate, dated as of the Closing and signed by an officer of Nichols stating that the conditions set forth in Sections 7.1 and 7.2 and 7.3 have been fulfilled.

         Section 7.6       Shareholder  Approval. The Welkin Shareholders  shall
have   approved   the   consummation   of  the transactions contemplated by this
Agreement.

         Section 7.7 Opinion of Counsel. Nichols shall have delivered an opinion of its counsel, Lanier Ford Shaver & Payne, P.C., dated as of the Merger Date in the form of Exhibit 'G' hereto.

                                  ARTICLE VIII
                             POST CLOSING COVENANTS

         Section 8.1 Merger of 401(k) Plans. Nichols and Welkin will determine whether or not to merge the Welkin Associates Limited Savings Plan listed in
Schedule 2.14(a), Employee Benefit Plans, into the Nichols Retirement Plan after the Closing. The features and benefits of the Nichols Retirement Plan offered the employees by Welkin will be determined by Nichols. Welkin will notify all plan participants and the appropriate government agencies (as required under ERISA and the Code), if any, of the cessation of further benefit accrual under the Welkin 401(k) Plan.

         Section 8.2 Welkin Benefit Plans. Except for the Welkin 401(k) Plan, each of the Plans listed on Schedule 2.14(a), Employee Benefit Plans, shall continue in existence for one year after the Closing, unless Carl W. Monk, Jr., agrees to an earlier termination of any such plan or unless continuation following the Merger of any such plan would violate the nondiscrimination or other provisions of the Code or ERISA. After the Closing, a three-year plan will be implemented to consolidate the Welkin employee fringe benefits, including the employee benefit plans listed on Schedule 2.14(a), Employee Benefit Plans, and the Welkin employment policies and procedures with the Nichols employee fringe benefits and the Nichols employment policies and procedures.

         Section 8.3 Other Benefits. The employees of Welkin will be entitled to participate in the benefit plans sponsored by Nichols in accordance with the terms and provisions of such plans unless comparable benefits are provided under benefit plans maintained by Welkin after the Closing.

         Section 8.4 Employee Stock Options. A total of 40,000 shares of Nichols Stock will be reserved for issuance of stock options to employees of Welkin after Closing pursuant to the terms of the Nichols Stock Option Plan. Such amount includes 35,000 shares of Nichols Stock for options granted to Carl W. Monk, Jr. and Jose S. Jimenez pursuant to their employment agreements. The employees selected to receive Nichols' stock options and the number of shares subject to such options will be determined within thirty (30) days after the Closing after considering the recommendations of Carl W. Monk, Jr., and Mike Solley, and such options will be granted within forty-five (45) days after the Closing.

         Section 8.5 Registration of Nichols Stock. Within fifteen days after the Merger Date, Nichols shall file with the Securities and Exchange Commission a registration statement (the "S-3 Registration Statement") on Form S-3 under the Securities Act with respect to the Nichols Stock delivered in exchange for the Welkin Stock hereunder, including those shares delivered to the Escrow Agent in accordance with the Escrow Agreement and those shares delivered to the
Representative as Cost Account Shares (the "Merger Stock"). Nichols shall use its best efforts to cause the S-3 Registration Statement to become effective as soon as practicable. Nichols shall maintain the effectiveness of the S-3 Registration Statement for a period of two years after the Merger Date or until all Nichols Stock delivered in exchange for the Merger Stock is sold, whichever occurs first. The S-3 Registration Statement and all amendments and supplements thereto will conform in all material respects with the requirements of the Securities Act and all rules and regulations thereunder. The Merger Stock (other than the Escrowed Stock or the Cost Account Stock) will be freely tradeable by the Welkin Shareholders from and after the effective date of the S-3 Registration Statement, and the Escrowed Stock will be freely tradeable by the Welkin Shareholders from and after the release of such shares from the escrow pursuant to the Escrow Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

         Section 9.1  Termination.  Anything herein or elsewhere to the contrary
notwithstanding,   this  Agreement  may  be  terminated  and  the   transactions
contemplated hereby abandoned at any time on or before the Closing, as follows:

                  (a)  By the mutual consent of Nichols and Welkin;

                  (b) By Nichols if any of the conditions set forth in Article VI of this Agreement have become incapable of fulfillment or are not fulfilled on or before August 15, 1998;

                  (c) By Welkin if any of the conditions set forth in Article VII of this Agreement have become incapable of fulfillment or are not fulfilled on or before July 31, 1997; or

                  (d) By Welkin or by Nichols if any action, suit, or proceeding before any court or other governmental body or agency has been instituted to restrain, modify, or prohibit the transactions contemplated hereby.

         If this Agreement is terminated in a manner permitted by this Section 9.1, this Agreement will become void and of no further force and effect, neither of the parties hereto will have any liability to the other party in respect of a termination of this Agreement.

         Section 9.2 Expenses. Whether or not the transactions contemplated hereby are consummated, except to the extent otherwise expressly provided herein, each of the parties hereto will pay its respective expenses (including, without limitation, the fees, disbursements, and expenses of its attorneys, accountants, and consultants) incurred by it in negotiating, preparing, and carrying out this Agreement and the transactions contemplated by this Agreement.

         Section 9.3 Notices. Notices hereunder will be effective four business days after they are deposited in the official mails, postage prepaid, certified and with return receipt requested, the day after they are delivered to a courier for overnight delivery, or upon receipt when sent by facsimile or hand delivery, and addressed:

                  (a)      In the case of Nichols, to:
                           4040 South Memorial Parkway
                           Huntsville, Alabama 35802
                           Attn.: Chris H. Horgen, Chairman
                           Facsimile No.: (256) 650-2240

                           with a copy to:
                           John R. Wynn
                           Lanier Ford Shaver & Payne P.C.
                           P.O. Box 2087
                           Huntsville, Alabama 35304
                           Facsimile No.: (256) 533-9322

                  (b)      In the case of Merger Sub, to:
                           c/o Nichols Research Corporation
                           4040 South Memorial Parkway
                           Huntsville, Alabama 35802
                           Attn.: Chris H. Horgen, Chairman
                           Facsimile No.: (256) 650-2240

                           with a copy to:
                           John R. Wynn
                           Lanier Ford Shaver & Payne P.C.
                           P.O. Box 2087
                           Huntsville, Alabama 35304
                           Facsimile No.: (256) 533-9322

                  (c)      In the case of Welkin, to:
                           c/o Carl W. Monk, Jr., President
                           Welkin Associates, Ltd.
                           4801 Stonecroft Boulevard
                           Suite 210
                           Chantilly, Virginia 20151
                           Facsimile No.: (703) 633-8101
                           with a copy to:

                           Susan E. Pravda
                           Epstein Becker & Green, P.C.
                           75 State Street
                           Boston, MA 02109
                           Facsimile: (617)342-4001

Any party may change the address to which notices are to be addressed by giving the other party notice in the manner herein set forth.

         Section 9.4 Public Announcements and Releases. No party to this Agreement will make or cause to be made any public announcement or release concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party to this Agreement.

         Section 9.5 Governing Law. The validity, interpretation, and performance of this Agreement will be determined in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly within that state.

         Section 9.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.

         Section 9.7 Headings. The headings, subheadings, and captions in this Agreement and in any exhibit hereto are for reference purposes only and are not intended to affect the meaning or interpretation of this Agreement.

         Section 9.8 Exhibits; Disclosure Schedule. The exhibits attached hereto, the Disclosure Schedule, and the other documents and instruments referenced in this Agreement as having been delivered or executed pursuant hereto are hereby made a part of this Agreement as if set forth in full herein. A statement on the Disclosure Schedule that qualifies or limits a representation or warranty, or that constitutes an exception to a representation and warranty, shall specifically identify the Section of this Agreement to which the statement relates. Information, lists, documents, agreements or other matters set forth in the Disclosure Schedule that are not described in the preceding sentence need only be set forth once even if another Section calls for similar disclosure.

         Section 9.9 Entire Agreement. This Agreement, the exhibits attached hereto, the Disclosure Schedule, and the other documents and instruments referenced in this Agreement as having been delivered or executed pursuant hereto contain the entire agreement between the parties hereto with respect to their subject matter and supersede all negotiations, prior discussions and understandings, written or oral, relating to their subject matter.

         Section 9.10 Successors and Assigns. This Agreement will be binding upon Welkin and Nichols and their respective successors and assigns. Notwithstanding the immediately preceding sentence, Welkin may assign their rights and delegate their duties under this Agreement only with the prior written consent of Nichols.

         Section 9.11 Severability. If any provision of this Agreement is held to be unenforceable, invalid, or void to any extent, that provision shall remain in force and effect to the maximum extent allowable, and the enforceability and validity of the remaining provisions of this Agreement shall not be affected thereby.

                                    ARTICLE X
                                 INDEMNIFICATION

         Section 10.1 By the Welkin Shareholders. If the Closing occurs, the Welkin Shareholders, severally, hereby indemnify and hold harmless Nichols from and against all claims, damages, losses, liabilities, costs and expenses, including, without limitation, settlement costs and legal, accounting or other expenses paid for investigating or defending any actions or threatened actions (collectively, the "Losses"), in connection with any breach of any representations, warranties or covenants made by Welkin in this Agreement, the Schedules hereto or any certificates delivered pursuant to this Agreement.

         Section 10.2 By Nichols. If the Closing occurs, Nichols hereby indemnifies and holds harmless the Welkin Shareholders from and against all Losses in connection with any breach of any representations, warranties or covenants made by Nichols in this Agreement, the Schedules hereto or the certificates delivered pursuant to this Agreement.

         Section 10.3 Claims for Indemnification. Whenever any claim shall arise for indemnification under this Section 10, Nichols or the Welkin Shareholders, as the case may be, seeking indemnification (the "Indemnified Party"), shall promptly notify (the "Claim Notice") the party for whom indemnification is sought hereunder (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event such Claim Notice is sent by Nichols, Nichols shall deliver a copy of such Claim Notice to the Escrow Agent. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a thirty party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; provided, however, that if suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided herein, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Indemnifying Party as provided in Section 10.4. In the event that the Welkin Shareholders constitute the Indemnifying Party, all notices and consents shall be given to, or by, the Representative, who shall have the power and authority to bind all of the Welkin Shareholders.

         Section 10.4 Defense by the Indemnifying Party. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Indemnifying Party acknowledges to the Indemnified Party in writing of the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall, at its sole cost and expense, take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, other than the payment of money, unless such settlement includes a release of the Indemnified Party from any and all claims arising from or related to such claim or legal proceeding. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within thirty (30) days after the date such claim is made: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to provide by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner. In the event that the Welkin Shareholders constitute the Indemnifying Party, all references herein to the Indemnifying Party shall be deemed to mean the Representative, who shall have the power and authority to bind all of the Welkin Shareholders. All costs and expenses to be borne by the Indemnifying Party, if the Indemnifying Party is the Welkin Shareholders, shall be borne severally by each of the Welkin Shareholders.

         Section 10.5 Survival of Representations; Claims for Indemnification. If the Closing occurs, all representations and warranties made in this Agreement, in the Schedules hereto and in all certificates delivered pursuant hereto shall survive through and until the first anniversary of the Closing Date (the "Termination Date"). After the Termination Date, all such representations and warranties shall immediately expire, except with respect to claims, if any, asserted in writing on or prior to the Termination Date and identified as claims for indemnification pursuant to Sections 10.1 or 10.2. All claims for actions for indemnity hereunder shall be asserted and maintained in writing by a party hereto on or prior to the Termination Date.

         Section 10.6 Exclusion for Certain Indemnity Obligations. Notwithstanding anything to the contrary in Section 10.1, 10.2 or elsewhere in this Agreement, if the Closing occurs, neither the Welkin Shareholders, on the one hand, nor Nichols and Welkin (taken together), on the other hand, shall be entitled to receive, or shall be obligated to pay, any claims hereunder until there are first claims hereunder resulting in more than $90,000 in aggregate amount of indemnity obligations otherwise payable pursuant to Sections 10.1 or 10.2, in which case the party seeking indemnification shall be entitled to recover commencing with the first dollar amount so payable.

         Section 10.7      Maximum Limitation for Indemnity Obligations.

                  (a) Notwithstanding anything to the contrary in Sections 10.1,
10.2 or elsewhere in this Agreement, if the Closing occurs, the maximum aggregate amount payable to Nichols and all affiliates thereof by all of the Welkin Shareholders together as a group, as indemnity pursuant to this Agreement, or otherwise, shall be the amount of the Escrow Property (as defined in the Escrow Agreement).

                  (b) Except for violations of federal and state securities laws and violations or breaches of post-closing obligations and covenants of Nichols in this Agreement to which the limitations in this Section 10.7(b) shall not apply, the maximum amount payable by Nichols to the Welkin Shareholders together as a group, as indemnity pursuant to this Agreement or otherwise, shall be limited to $1,200,000.00.

                  (c) All amounts payable to Nichols and all affiliates thereof by the Welkin Shareholders shall be paid out of the Escrow Property in accordance with the Escrow Agreement. Upon exhaustion of the Escrow Property or termination of the Escrow Agreement, none of the Welkin Shareholders shall have any obligation whatsoever to indemnify Nichols or any affiliates hereunder.

         Section 10.8 General Limitations. After the Closing, no party hereto shall make any claims against any other party hereto under this Agreement, under any legal theory or with respect to the transfer of the Merger Stock, except pursuant to Article X hereof, each party to this Agreement hereby waiving any and all such claims.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                          NICHOLS RESEARCH CORPORATION, a
                                          Delaware corporation


                                          By:  Chris H. Horgen
                                               ---------------
                                             Its: Chairman


                                          WAL ACQUISITION COMPANY, INC., a
                                          Virginia corporation


                                          By:Patsy L. Hattox
                                             ---------------
                                             Its:Secretary


                                          WELKIN ASSOCIATES, LTD., a Virginia
                                          corporation


                                          By: Carl W. Monk, Jr.
                                              -----------------
                                              Its:President